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                                                December 19, 1996


Via Telecopy and EDGAR
----------------------

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

        Re:  Taylor Capital Group, Inc.
             Registration Statement on Form S-4
             File No. 14775
             ----------------------------------

Gentlemen:

        Taylor Capital Group, Inc. (the "Company") hereby notifies the Commission of its decision to withdraw the above-referenced Form S-4 and requests that an order consenting to the withdrawal be entered pursuant to Rule 477(c).


        This withdrawal does not affect the Company's Form S-1 (File No. 333-14713).

        If you have any questions, please contact Stephen A. Tsoris of McDermott, Will & Emery at (312) 984-7584.

                                                Very truly yours,

                                                Taylor Capital Group, Inc.



                                                by:/s/ JEFFREY W. TAYLOR
                                                   ----------------------
                                                      Jeffrey W. Taylor,
                                                      Chairman of the Board and
                                                      Chief Executive Officer

cc:  Amy Moss Trombley
     Stephen A. Tsoris